Exhibit 99.1

Google Announces First Quarter 2012 Results and Proposal for New Class of Stock

Proposal Would Effectively Implement 2-for-1 Stock Split While Preserving Long-Term Governance Structure

MOUNTAIN VIEW, Calif. – April 12, 2012 – Google Inc. (NASDAQ: GOOG) today announced financial results for the quarter ended March 31, 2012.

“Google had another great quarter with revenues up 24% year on year,” said Larry Page, CEO of Google. “We also saw tremendous momentum from the big bets we’ve made in products like Android, Chrome and YouTube. We are still at the very early stages of what technology can do to improve people’s lives and we have enormous opportunities ahead. It is a very exciting time to be at Google.”

Google announced today that its Board of Directors unanimously approved a stock dividend proposal designed to preserve the corporate structure that has allowed Google to remain focused on the long term. More information is available on our Investor Relations site, including a letter from our founders Larry Page and Sergey Brin explaining the proposal, and in our forthcoming proxy statement.

Q1 Financial Summary

Google reported revenues of $10.65 billion for the quarter ended March 31, 2012, an increase of 24% compared to the first quarter of 2011. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs (TAC). In the first quarter of 2012, TAC totaled $2.51 billion, or 25% of advertising revenues.

Google reports operating income, operating margin, net income, and earnings per share (EPS) on a GAAP and non-GAAP basis. The non-GAAP measures, as well as free cash flow, an alternative non-GAAP measure of liquidity, are described below and are reconciled to the corresponding GAAP measures at the end of this release.

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GAAP operating income in the first quarter of 2012 was $3.39 billion, or 32% of revenues. This compares to GAAP operating income of $2.30 billion, or 27% of revenues, in the first quarter of 2011. Non-GAAP operating income in the first quarter of 2012 was $3.94 billion, or 37% of revenues. This compares to non-GAAP operating income of $3.23 billion, or 38% of revenues, in the first quarter of 2011.

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GAAP net income in the first quarter of 2012 was $2.89 billion, compared to $1.80 billion in the first quarter of 2011. Non-GAAP net income in the first quarter of 2012 was $3.33 billion, compared to $2.64 billion in the first quarter of 2011.

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GAAP EPS in the first quarter of 2012 was $8.75 on 330 million diluted shares outstanding, compared to $5.51 in the first quarter of 2011 on 326 million diluted shares outstanding. Non-GAAP EPS in the first quarter of 2012 was $10.08, compared to $8.08 in the first quarter of 2011.

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Non-GAAP operating income and non-GAAP operating margin exclude the expenses related to stock-based compensation (SBC) and a charge related to the resolution of a Department of Justice investigation in the first quarter of 2011. Non-GAAP net income and non-GAAP EPS exclude the expenses noted above, net of the related tax benefits. In the first quarter of 2012, the charge related to SBC and related tax benefits were $556 million and $118 million compared to $432 million and $92 million in the first quarter of 2011. In the first quarter of 2011, the charge related to the resolution of the Department of Justice investigation was $500 million. We recognized no tax benefit for the charge related to the resolution of the Department of Justice investigation. Reconciliations of non-GAAP measures to GAAP operating income, operating margin, net income, and EPS are included at the end of this release.

Q1 Financial Highlights

Revenues – Google reported revenues of $10.65 billion in the first quarter of 2012, representing a 24% increase over first quarter 2011 revenues of $8.58 billion. Google reports its revenues, consistent with GAAP, on a gross basis without deducting TAC.

Google Sites Revenues – Google-owned sites generated revenues of $7.31 billion, or 69% of total revenues, in the first quarter of 2012. This represents a 24% increase over first quarter 2011 revenues of $5.88 billion.

Google Network Revenues – Google’s partner sites generated revenues of $2.91 billion, or 27% of total revenues, in the first quarter of 2012. This represents a 20% increase from first quarter 2011 network revenues of $2.43 billion.

International Revenues – Revenues from outside of the United States totaled $5.77 billion, representing 54% of total revenues in the first quarter of 2012, compared to 53% in the fourth quarter of 2011 and 53% in the first quarter of 2011. Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the fourth quarter of 2011 through the first quarter of 2012, our revenues in the first quarter of 2012 would have been $79 million higher. Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the first quarter of 2011 through the first quarter of 2012, our revenues in the first quarter of 2012 would have been $67 million higher.

•	Revenues from the United Kingdom totaled $1.15 billion, representing 11% of revenues in the first quarter of 2012, compared to 11% in the first quarter of 2011.

•	In the first quarter of 2012, we recognized a benefit of $37 million to revenues through our foreign exchange risk management program, compared to $14 million in the first quarter of 2011.

A reconciliation of our non-GAAP international revenues excluding the impact of foreign exchange and hedging to GAAP international revenues is included at the end of this release.

Paid Clicks – Aggregate paid clicks, which include clicks related to ads served on Google sites and the sites of our Network members, increased approximately 39% over the first quarter of 2011 and increased approximately 7% over the fourth quarter of 2011.

Cost-Per-Click – Average cost-per-click, which includes clicks related to ads served on Google sites and the sites of our Network members, decreased approximately 12% over the first quarter of 2011 and decreased approximately 6% over the fourth quarter of 2011.

TAC – Traffic acquisition costs, the portion of revenues shared with Google’s partners, increased to $2.51 billion in the first quarter of 2012, compared to TAC of $2.04 billion in the first quarter of 2011. TAC as a percentage of advertising revenues was 25% in the first quarter of 2012, compared to 25% in the first quarter of 2011.

The majority of TAC is related to amounts ultimately paid to our Network members, which totaled $2.04 billion in the first quarter of 2012. TAC also includes amounts ultimately paid to certain distribution partners and others who direct traffic to our website, which totaled $468 million in the first quarter of 2012.

Other Cost of Revenues – Other cost of revenues, which is comprised primarily of data center operational expenses, amortization of intangible assets, content acquisition costs, and credit card processing charges increased to $1.28 billion, or 12% of revenues, in the first quarter of 2012, compared to $897 million, or 10% of revenues, in the first quarter of 2011.

Operating Expenses – Operating expenses, other than cost of revenues, were $3.47 billion in the first quarter of 2012, or 33% of revenues, compared to $3.34 billion in the first quarter of 2011, or 39% of revenues.

Stock-Based Compensation (SBC) – In the first quarter of 2012, the total charge related to SBC was $556 million, compared to $432 million in the first quarter of 2011.

We currently estimate SBC charges for grants to employees prior to March 31, 2012 to be approximately $2 billion for 2012. This estimate does not include expenses to be recognized related to employee stock awards that are granted after March 31, 2012 or non-employee stock awards that have been or may be granted.

Operating Income – GAAP operating income in the first quarter of 2012 was $3.39 billion, or 32% of revenues. This compares to GAAP operating income of $2.30 billion, or 27% of revenues, in the first quarter of 2011. Non-GAAP operating income in the first quarter of 2012 was $3.94 billion, or 37% of revenues. This compares to non-GAAP operating income of $3.23 billion, or 38% of revenues, in the first quarter of 2011.

Interest and Other Income, Net – Interest and other income, net increased to $156 million in the first quarter of 2012, compared to $96 million in the first quarter of 2011.

Income Taxes – Our effective tax rate was 18% for the first quarter of 2012.

Net Income – GAAP net income in the first quarter of 2012 was $2.89 billion, compared to $1.80 billion in the first quarter of 2011. Non-GAAP net income was $3.33 billion in the first quarter of 2012, compared to $2.64 billion in the first quarter of 2011. GAAP EPS in the first quarter of 2012 was $8.75 on 330 million diluted shares outstanding, compared to $5.51 in the first quarter of 2011 on 326 million diluted shares outstanding. Non-GAAP EPS in the first quarter of 2012 was $10.08, compared to $8.08 in the first quarter of 2011.

Cash Flow and Capital Expenditures – Net cash provided by operating activities in the first quarter of 2012 totaled $3.69 billion, compared to $3.17 billion in the first quarter of 2011. In the first quarter of 2012, capital expenditures were $607 million, the majority of which was related to IT infrastructure investments, including data centers, servers, and networking equipment. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities less capital expenditures. In the first quarter of 2012, free cash flow was $3.09 billion.

We expect to continue to make significant capital expenditures.

A reconciliation of free cash flow to net cash provided by operating activities, the GAAP measure of liquidity, is included at the end of this release.

Cash – As of March 31, 2012, cash, cash equivalents, and short-term marketable securities were $49.3 billion.

Headcount – On a worldwide basis, Google employed 33,077 full-time employees as of March 31, 2012, up from 32,467 full-time employees as of December 31, 2011.

WEBCAST AND CONFERENCE CALL INFORMATION

A live audio webcast of Google’s first quarter 2012 earnings release call will be available at http://investor.google.com/webcast.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available on that site.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties. These statements include statements regarding our continued investments in our core areas of strategic focus, our expected SBC charges, and our plans to make significant capital expenditures. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, unforeseen changes in our hiring patterns and our need to expend capital to accommodate the growth of the business, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended

December 31, 2011, which is on file with the SEC and is available on our investor relations website at investor.google.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. All information provided in this release and in the attachments is as of April 12, 2012, and we undertake no duty to update this information unless required by law.

ABOUT NON-GAAP FINANCIAL MEASURES

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP EPS, free cash flow, and non-GAAP international revenues. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures,” “Reconciliation from net cash provided by operating activities to free cash flow,” and “Reconciliation from GAAP international revenues to non-GAAP international revenues” included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our “recurring core business operating results,” meaning our operating performance excluding not only non-cash charges, such as SBC, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income and operating margin. We define non-GAAP operating income as operating income plus expenses related to SBC, and, as applicable, other special items. Non-GAAP operating margin is defined as non-GAAP operating income divided by revenues. Google considers these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of SBC and as applicable, other special items so that Google’s management and investors can compare Google’s recurring core business operating results over multiple periods. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC Topic 718, Google’s management believes that providing a non-GAAP financial measure that excludes SBC allows investors to make meaningful comparisons between Google’s recurring core business operating results and those of other companies, as well as providing Google’s management with an important tool for financial and operational decision making and for evaluating Google’s own recurring core business operating results over different periods of time. There are a number of limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. First, non-GAAP operating income excludes some costs, namely, SBC, that are recurring. SBC has been and will continue to be for the foreseeable future a significant recurring expense in Google’s business. Second, SBC is an important part of our employees’ compensation and impacts their performance. Third, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating income calculated in accordance with GAAP.

Non-GAAP net income and EPS. We define non-GAAP net income as net income plus expenses related to SBC, and, as applicable, other special items less the related tax effects. The tax effect of SBC is calculated using the tax-deductible portion of SBC and applying the entity-specific, U.S. federal and blended state tax rates. We define non-GAAP EPS as non-GAAP net income divided by the weighted average outstanding shares, on a fully-diluted basis. We consider these non-GAAP financial measures to be a useful metric for management and investors for the same reasons that Google uses non-GAAP operating income and non-GAAP operating margin. However, in order to provide a complete picture of our recurring core business operating results, we exclude from non-GAAP net income and non-GAAP EPS the tax effects associated with SBC and, as applicable, other special items. Without excluding these tax effects, investors would only see the gross effect that excluding these expenses had on our operating results. The same limitations described above regarding Google’s use of non-GAAP operating income and non-GAAP operating margin apply to our use of non-GAAP net income and non-GAAP EPS. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities less capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure and land and buildings, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Google is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Our management compensates for this limitation by providing information about our capital expenditures on the face of the statement of cash flows and under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Google has computed free cash flow using the same consistent method from quarter to quarter and year to year.

Non-GAAP international revenues. We define non-GAAP international revenues as international revenues excluding the impact of foreign exchange and hedging. Non-GAAP international revenues are calculated by translating current quarter revenues using prior quarter and prior year exchange rates, as well as excluding any hedging gains realized in the current quarter. We consider non-GAAP international revenues as a useful metric as it facilitates management’s internal comparison to our historical performance.

The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This press release may be deemed to be solicitation material in respect of the solicitation of proxies from stockholders for Google’s 2012 annual meeting of stockholders (“2012 Annual Meeting”). Google intends to file with the Securities and Exchange Commission (the “SEC”) and make available to the stockholders of Google of record on April 23, 2012 a proxy statement containing important information about the proposed creation of a new class of stock (the “Proposal”) and certain other matters to be considered by the stockholders of Google at its 2012 Annual Meeting. BEFORE MAKING ANY VOTING DECISION, GOOGLE’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) WHEN IT BECOMES AVAILABLE CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSAL AND CERTAIN OTHER MATTERS TO BE CONSIDERED AT THE 2012 ANNUAL MEETING.

Investors will be able to obtain the proxy statement and other relevant materials, when available, free of charge at the SEC’s website (http://www.sec.gov). In addition, documents filed with the SEC by Google, including the proxy statement when available, and the Annual Report on Form 10-K for the year ended December 31, 2011, will be available free of charge from Google, at Google’s website (http://www.google.com) or by writing to Google Inc., 1600 Amphitheatre Parkway, Mountain View, CA 94043, Attn: Corporate Secretary.

PARTICIPANTS IN THE SOLICITATION

Google and its directors, nominees, and executive officers may be deemed to be participants in the solicitation of proxies from Google’s stockholders with respect to the matters to be considered at the 2012 Annual Meeting, including the Proposal. Information regarding the names, affiliations, and direct or indirect interests (by security holdings or otherwise) of these persons will be described in the proxy statement to be filed with the SEC.

Contact:

Willa Lo

Investor Relations

+1-650-214-3381

wlo@google.com

Google Inc.

CONSOLIDATED BALANCE SHEETS

(In millions)

	As of December 31, 2011*	As of March 31, 2012
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,983	$23,108
Marketable securities	34,643	26,208
Accounts receivable, net of allowance	5,427	5,163
Receivable under reverse repurchase agreements	745	550
Deferred income taxes, net	215	51
Prepaid revenue share, expenses and other assets	1,745	1,779

Total current assets	52,758	56,859
Prepaid revenue share, expenses and other assets, non-current	499	664
Non-marketable equity securities	790	880
Property and equipment, net	9,603	9,875
Intangible assets, net	1,578	1,541
Goodwill	7,346	7,325

Total assets	$72,574	$77,144

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$588	$760
Short-term debt	1,218	2,468
Accrued compensation and benefits	1,818	1,017
Accrued expenses and other current liabilities	1,370	1,248
Accrued revenue share	1,168	1,164
Securities lending payable	2,007	2,252
Deferred revenue	547	594
Income taxes payable, net	197	239

Total current liabilities	8,913	9,742
Long-term debt	2,986	2,987
Deferred revenue, non-current	44	42
Income taxes payable, non-current	1,693	1,787
Deferred income taxes, net, non-current	287	384
Other long-term liabilities	506	490
Stockholders’ equity:
Common stock and additional paid-in capital	20,264	20,795
Accumulated other comprehensive income	276	422
Retained earnings	37,605	40,495

Total stockholders’ equity	58,145	61,712

Total liabilities and stockholders’ equity	$72,574	$77,144

*	Derived from audited financial statements.

Google Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share amounts which are reflected in thousands and per share amounts)

	Three Months Ended March 31,
	2011	2012
	(unaudited)
Revenues:	$8,575	$10,645
Costs and expenses:
Costs of revenues (1)	2,936	3,789
Research and development (1)	1,226	1,441
Sales and marketing (1)	1,026	1,269
General and administrative (1)	591	757
Charge related to the resolution of Department of Justice investigation	500	—

Total costs and expenses	6,279	7,256

Income from operations	2,296	3,389
Interest and other income, net	96	156

Income before income taxes	2,392	3,545
Provision for income taxes	594	655

Net income	$1,798	$2,890

Net income per share - basic	$5.59	$8.88

Net income per share - diluted	$5.51	$8.75

Shares used in per share calculation - basic	321,527	325,299

Shares used in per share calculation - diluted	326,383	330,136

(1) Includes stock-based compensation expense as follows:

Costs of revenues	$49	$74
Research and development	237	299
Sales and marketing	78	97
General and administrative	68	86

Google Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Three Months Ended March 31,
	2011	2012
	(unaudited)
Operating activities
Net income	$1,798	$2,890
Adjustments:
Depreciation and amortization of property and equipment	301	378
Amortization of intangible and other assets	100	133
Stock-based compensation expense	432	556
Excess tax benefits from stock-based award activities	(24)	(28)
Deferred income taxes	289	354
Gain on marketable equity securities	—	(44)
Other	36	(24)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	181	301
Income taxes, net	73	143
Prepaid revenue share, expenses and other assets	(78)	(308)
Accounts payable	27	169
Accrued expenses and other liabilities	37	(855)
Accrued revenue share	(33)	(11)
Deferred revenue	33	40

Net cash provided by operating activities	3,172	3,694

Investing activities
Purchases of property and equipment	(890)	(607)
Purchases of marketable securities	(7,591)	(8,688)
Maturities and sales of marketable securities	4,645	17,201
Investments in non-marketable equity securities	(131)	(103)
Cash collateral received (returned) related to securities lending	(481)	245
Maturities of reverse repurchase agreements	175	195
Acquisitions, net of cash acquired, and purchases of intangible and other assets	(148)	(92)

Net cash provided by (used in) investing activities	(4,421)	8,151

Financing activities
Net proceeds (payments) related to stock-based award activities	116	(47)
Excess tax benefits from stock-based award activities	24	28
Proceeds from issuance of debt, net of costs	2,184	3,149
Repayments of debt	(2,435)	(1,900)

Net cash provided by (used in) financing activities	(111)	1,230

Effect of exchange rate changes on cash and cash equivalents	145	50
Net increase (decrease) in cash and cash equivalents	(1,215)	13,125
Cash and cash equivalents at beginning of period	13,630	9,983

Cash and cash equivalents at end of period	$12,415	$23,108

Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures

The following table presents certain non-GAAP results before certain material items (in millions, except share amounts which are reflected in thousands and per share amounts, unaudited):

	Three Months Ended March 31, 2011						Three Months Ended March 31, 2012
	GAAP Actual	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)	GAAP Actual	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)
			$432	(c)					$556	(d)
			500	(e)

Income from operations	$2,296	26.8%	$932		$3,228	37.6%	$3,389	31.8%	$556		$3,945	37.1%

			$432	(c)					$556	(d)
			(92	)(f)					(118	)(f)
			500	(e)

Net income	$1,798		$840		$2,638		$2,890		$438		$3,328

Net income per share - diluted	$5.51				$8.08		$8.75				$10.08

Shares used in per share calculation - diluted	326,383				326,383		330,136				330,136

(a)	Operating margin is defined as income from operations divided by revenues.
(b)	Non-GAAP operating margin is defined as non-GAAP income from operations divided by revenues.
(c)	To eliminate $432 million of stock-based compensation expense recorded in the first quarter of 2011.
(d)	To eliminate $556 million of stock-based compensation expense recorded in the first quarter of 2012.
(e)	To eliminate $500 million of the charge related to the resolution of Department of Justice investigation.
(f)	To eliminate income tax effects related to expenses noted in (c) and (d).

Reconciliation from net cash provided by operating activities to free cash flow (in millions, unaudited):

Three Months Ended March 31, 2012
Net cash provided by operating activities	$3,694
Less purchases of property and equipment	(607)

Free cash flow	$3,087

Net cash provided by investing activities*	$8,151

Net cash provided by financing activities	$1,230

*	Includes purchases of property and equipment.

Reconciliation from GAAP international revenues to non-GAAP international revenues (in millions, unaudited):

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2012
	(using Q1’11’s FX rates)	(using Q4’11’s FX rates)
United Kingdom revenues (GAAP)	$1,150	$1,150
Exclude foreign exchange impact on Q1’12 revenues using Q1’11 rates	7	—
Exclude foreign exchange impact on Q1’12 revenues using Q4’11 rates	—	4
Exclude hedging gains recognized in Q1’12	(4)	(4)

United Kingdom revenues excluding foreign exchange and hedging impact (Non-GAAP)	$1,153	$1,150

Rest of the world revenues (GAAP)	$4,621	$4,621
Exclude foreign exchange impact on Q1’12 revenues using Q1’11 rates	60	—
Exclude foreign exchange impact on Q1’12 revenues using Q4’11 rates	—	75
Exclude hedging gains recognized in Q1’12	(33)	(33)

Rest of the world revenues excluding foreign exchange and hedging impact (Non-GAAP)	$4,648	$4,663

The following table presents our revenues by revenue source (in millions, unaudited):

	Three Months Ended March 31,
	2011	2012
Advertising revenues:
Google websites	$5,879	$7,312
Google Network Members’ websites	2,427	2,913

Total advertising revenues	8,306	10,225
Other revenues	269	420

Revenues	$8,575	$10,645

The following table presents our revenues, by revenue source, as a percentage of total revenues (unaudited):

	Three Months Ended March 31,
	2011	2012
Advertising revenues:
Google websites	69%	69%
Google Network Members’ websites	28%	27%

Total advertising revenues	97%	96%
Other revenues	3%	4%

Revenues	100%	100%